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                      PLAN OF REORGANIZATION AND AGREEMENT



This Plan of Reorganization and Agreement is made and entered into as of July 30, 1996, by and among Galen Drugs of Florida, Inc. ("Galen"), a Florida corporation, Daniels Pharmaceuticals, Inc. ("Daniels"), a Florida corporation, and Jones Medical Industries, Inc. ("JMED"), a Delaware corporation.

Witnesseth That:

         Whereas, Galen is primarily engaged in the manufacture, distribution and sale of pharmaceutical products through its wholly- owned subsidiary, Daniels; and

         Whereas, subject to the terms and conditions of this Agreement, Jones wishes to acquire and succeed to the operations of Galen and Daniels solely in exchange for shares of it common stock in a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended, and constituting a "pooling of interests" for accounting purposes and will establish JGD Acquisition Corporation ("JGD") as a wholly-owned subsidiary of JMED to enter into transactions to accomplish such acquisition and reorganization; and

         Whereas, subject to the terms and conditions of this Agreement, the Board of Directors of Galen favors and recommends to its shareholders the adoption of the plan of reorganization set forth in this Agreement and the approval of the transactions contemplated hereby; and,

         Whereas, certain shareholders of Galen holding in excess of ninety percent (90%) of the voting capital stock of Galen (the "Principal Holders" as hereinafter defined) have entered into agreements with Galen and Jones to approve the reorganization transactions contemplated hereby and fulfill certain conditions thereto;

         Now Therefore, in consideration of the premises and the covenants, representations and undertakings hereinafter contained, the parties agree as follows:

         I.      THE REORGANIZATION TRANSACTIONS

         1.1 Merger and Consolidation. On the Closing Date, as hereinafter defined, each of JGD and Galen shall merge with and consolidate into Daniels which shall be the surviving corporation (the "Surviving Corporation") and pursuant to which: (a) each outstanding share of the capital stock of JGD shall be exchanged for and converted into a share of the common capital stock of the Surviving Corporation; (b) each outstanding share of the capital stock of Galen shall be exchanged for and converted into a pro-rata share of the Merger Consideration as hereinafter defined; and (c) each outstanding share of the capital stock of Daniels shall be canceled and retired. Each of JGD,





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Galen and Daniels agrees to execute and deliver an agreement or certificate of merger or consolidation in a form to evidence such reorganization and for purpose of filings with the Secretary of State of Florida to give effect to the merger and consolidation contemplated hereby as of the Closing Date. Upon the effectiveness of the merger and consolidation, Daniels shall succeed by operation of law to the assets, operations and liabilities of each of Galen and JGD.

         1.2 The Merger Consideration. Each share of the capital stock of Galen outstanding on the Closing Date, other than shares (if any) as to which statutory dissenters' rights have been validly asserted and exercised, shall be exchanged for and converted into a pro rata share of the Merger Consideration consisting of a number of shares of the Common Stock, par value $.04 per share, of JMED determined as hereinafter provided (the "Jones Stock"). Each share of the capital stock of Galen outstanding on the Closing Date as to which statutory dissenters' rights have been exercised, if any, shall be exchanged for and converted into a claim to receive cash for the fair value of such shares. As of the Closing Date there shall be established for each share of the outstanding capital stock of Galen an exchange ratio indicating the number of shares of Jones Stock into which such capital stock of Galen shall be converted and such exchange ratio shall be reflected in the terms of the agreement or certificate of merger or consolidation as filed with the Secretary of State of Florida.

         1.3 The Jones Stock. The aggregate number of shares constituting the Jones Stock to be issued and delivered as part of the Merger Consideration shall be determined as follows:

         (a)  The Base Number of shares of the Jones Stock shall be 3,090,000.

         (b) The Base Number of shares of Common Stock of JMED shall be reduced by 53,000 shares equal to the number of shares of Common Stock of JMED to be delivered by the Surviving Corporation in connection with the acquisition by the Surviving Corporation of certain real estate as provided in paragraph
1.4 below and the resulting number of shares shall be known as the Adjusted Base Number.

         (c) The Adjusted Base Number shall be subject to further adjustment in the event that any holder of the capital stock of Galen shall validly assert and exercise statutory dissenters' rights in accordance with the following formula:

                 The Adjusted Base Number shall be divided by 102,880 and the resulting number (rounded to the nearest 100th) shall be multiplied by the number of shares of the capital stock of Galen as to which dissenters' statutory rights have been exercised and such number (to the nearest whole share) shall be deducted from the Adjusted Base Number.

JMED agrees that any payments to any dissenting shareholder of Galen arising from the transactions contemplated hereby shall be paid in cash or its equivalent on the Closing Date if such dissenting shareholder shall accept such payment in full settlement and release of claims against the Surviving Corporation (and JMED shall cause such payment to be made).





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         (d)  The Base Number (or Adjusted Base Number) as changed by the adjustments provided in clauses (b) and (c) above shall be the number of shares of Jones Stock constituting part of the Merger Consideration.

         (e) In the event of any stock dividend, stock split or other recapitalization affecting the Common Stock of JMED for which the record date or distribution date occurs between the date of this Agreement and the Closing Date, the number of shares constituting the Base Number and or the Adjusted Base Number shall be appropriately adjusted in the foregoing formulae so that the value of the Jones Stock constituting part of the Merger Consideration is not adversely impacted.

         1.4 Purchase of Real Estate. Daniels and Daniels Enterprises Inc. ("Realco") shall execute and deliver an agreement for the purchase by Daniels, as of the Closing Date, of the real property currently leased by Daniels from Realco, a related party, in exchange for 53,000 shares of the Common Stock of JMED equal to $1,696,000 divided by the closing price per share for JMED Common Stock in the Nasdaq National Market on the day next preceding the date of this Agreement.

         1.5     JMED Contribution of Shares & Cash.        JMED agrees to
provide either directly or to JGD as a contribution to the capital of JGD a sufficient number of shares of the Common Stock of JMED to permit JGD and the Surviving Corporation to deliver the Jones Stock to the shareholders of Galen and the Common Stock of JMED constituting consideration for the purchase of real estate by Daniels to the shareholders of Realco, as of the Closing Date together with cash necessary for the settlement of any payments due in respect of dissenting shareholders.

         1.6     Fractional Shares.        No fractional shares of the Common
Stock of JMED shall be issuable in connection with the transactions contemplated by this Agreement. In connection with the determination of the Base Number and any adjustments thereto required under this Agreement, the number of shares of Jones Stock shall be rounded to the nearest whole share.
In connection with the conversion and exchange of shares of the capital stock of Galen into and for shares of the Jones Stock in connection with the merger and consolidation, any resulting fractional share interests shall be settled by the Surviving Corporation in cash at Closing based on the Closing Date Value Per Share and any undelivered shares held by the Surviving Corporation as a result of such settlement shall be returned to JMED.

         1.7     Indemnification and Escrow by Principal Holders.   In
connection with the transactions contemplated hereby, each Principal Holder shall severally join in the representations and warranties of Galen and Daniels in Article VII below and shall agree to use his or her respective best efforts to cause Galen and Daniels to fulfill the conditions precedent to the obligations of JMED and JGD under this Agreement. The Principal Holders shall further enter an agreement in the form of Exhibit III providing for (i) indemnification to JMED in respect of any breach or failure of the representations and warranties of Galen and Daniels in Article VII below and in respect of any breach or failure of Galen or Daniels of the covenants contained in paragraphs 3.6 and 3.7 below and (ii) the deposit on the Closing Date of an aggregate of 250,000 shares of the Common Stock of JMED in escrow to secure such indemnification. As provided in Exhibit III, such indemnification and escrow





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shall expire twelve months following the Closing Date except as to certain tax matters as to which the indemnification and escrow shall expire at the later of such twelve months or the audit or expiration of the statute of limitations with respect to federal income tax returns of Galen for all periods ending on or prior to the Closing Date.

         1.8 Agreements by Principal Holders. Each Principal Holder has agreed with JMED and Galen in the form of Exhibit IV hereto (i) such holder's irrevocable agreement to vote in favor of the reorganization and the transactions contemplated hereby, (ii) such holder's waiver and agreement not to exercise statutory dissenters' rights as a shareholder of Galen in respect of the merger and consolidation in paragraph 1.4 above, (iii) such holder's irrevocable consent, as a shareholder of Galen, to the provisions of paragraph
3.8 below and the options to be granted to JMED pursuant to clause (b) thereof,
(iv) such holder's agreement to execute and deliver at or prior to the Closing Date such other agreements and instruments as are provided herein subject to the approval of this Agreement and the transactions contemplated hereby as required by the general corporation laws of the State of Florida, and (v) such holder's agreement to use best efforts to cause Galen to fulfill all conditions precedent to the obligations of JMED hereunder, including, in the case of those Principal Holders who are also beneficial owners of Realco, action to cause Realco to execute, deliver and perform the real estate transaction provided in paragraph 1.4 above.

         1.9     Closing Date.    The Closing Date for the transactions
contemplated hereby shall occur as promptly following the date of this Agreement as the conditions to the parties' obligations to consummate the transactions contemplated hereby shall be satisfied, provided, however, that the Closing shall not occur subsequent to August 30, 1996 unless all conditions to the obligations of Galen and Daniels (other than that set forth in paragraph 5.5) shall have been satisfied, or waived, at or prior to such date.

         1.10    Closing.         The Closing of the transactions contemplated
hereby shall occur at the offices of Greensfelder, Hemker & Gale, P.C., Suite 2000, 10 South Broadway, St. Louis, Missouri.

         II.     CERTAIN MATTERS IN RESPECT OF THE JONES STOCK

         2.1 Absence of Registration. The offer and sale of the Common Stock of JMED in connection with the reorganization contemplated by this Agreement, including the Jones Stock and the shares to be issued and delivered in connection with the purchase of the real estate pursuant to paragraph 1.4 above, is not being registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance by JMED upon the availability of one or more exemptions from the requirements of Section 5 of the Securities Act. The certificates evidencing such shares shall be subject to "stop transfer" restrictions and bear a legend in substantially the following form:

         The shares represented by this certificate have been issued or transferred to the registered holder in a transaction occurring without registration under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, assigned, pledged or hypothecated by the registered holder in the absence of current registration under the Act except to the extent that there shall be available to the registered holder an exemption from registration.
         The issuer shall not be





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         required to give effect to any sale, transfer, assignment, pledge or hypothecation unless the issuer shall have been provided by the transferor with an opinion of counsel, satisfactory in form and substance to the issuer, to the effect that such transaction either
         (i) is in accordance with the terms of a current registration of such shares or (ii) qualifies for an exemption from current registration and, in the latter case, specifies such exemption and the basis therefor, including whether such shares constitute "restricted securities" in the hands of the transferee or pledgee.

JMED agrees that the foregoing legend will be removed from certificates at such time as the holding period under Rule 144 under the Securities Act establishes that, in accordance with paragraph (k) of Rule 144, volume limitations and notice of sale requirements are no longer applicable. JMED further covenants to use its best efforts to remain current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2.2     Information Concerning JMED.      JMED has provided to Galen
for redelivery to each holder of capital stock of Galen (including each beneficial holder of capital stock in Realco) copies of all filings made by JMED to the date of this Agreement pursuant to the Exchange Act commencing with its Annual Report on Form 10-K for the year ended December 31, 1995 and copies of the final prospectus included in its Registration Statement on Form S-3 under the Securities Act effective March 28, 1996, and JMED agrees to provide to Galen for similar redelivery copies of any filings pursuant to the Securities Act or the Exchange Act occurring subsequent to the date hereof and prior to the Closing Date.

         2.3     Agreements of Affiliates.         Each person who may be
deemed an "affiliate" of JMED and each person who may be deemed an "affiliate" of Galen has executed and delivered a letter agreement in the form of Exhibit V in which such affiliates agree not to dispose in any manner of any shares of the Common Stock of JMED, whether currently held or being issued in the transactions contemplated by this Agreement, without the prior written consent of JMED until JMED has announced operating results covering a period of the combined operations of JMED, Galen and Daniels for at least thirty (30) days following the Closing Date.

         2.4     Demand Registration Right for the Jones Stock.     JMED agrees
that upon request of the Principal Holders it will file two or more registration statements under the Act to permit the holders thereof to make offers and sales of the Jones Stock (and the shares of JMED Common Stock issued to Realco in connection with the acquisition of real estate pursuant to paragraph 1.4) subject to the following terms and conditions:

         (a) A written request for the first registration may be submitted to JMED by one or more of the Principal Holders at any time after Closing (but such request shall not be effective until JMED has announced operating results covering a period of the combined operations of JMED, Galen and Daniels for at least thirty (30) days following the Closing Date) and prior to the second anniversary of the Closing Date and shall relate to not less than 500,000 shares, nor more than 1,500,000 shares, of the Common Stock of JMED. Unless all Principal Holders and all other recipients of shares of the Common Stock of JMED in the transactions contemplated by this Agreement are participating in the





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request, JMED will, following receipt of the request contact each non-participating holder and offer inclusion of shares held by such holder.

         (b) A written request for a second registration may be submitted to JMED by one or more of the Principal Holders at any time more than two months after the effective date of the registration requested pursuant to clause (a) above and prior to the second anniversary of the Closing Date; provided that such second request shall not be made at any time when more than 100,000 shares of the Common Stock of JMED included in the registration pursuant to clause (a) above remain unsold and provided further that such second request shall relate to not less than 500,000 shares of the Common Stock of JMED. Unless all Principal Holders and all other recipients of shares of the Common Stock of JMED in the transactions contemplated by this Agreement are participating in the request, JMED will, following receipt of the request contact each non-participating holder and offer inclusion of shares held by such holder.

         (c) A registration pursuant to this paragraph 2.4 shall be effected on Form S-3 or its equivalent and shall incorporate by reference information concerning JMED to the maximum extent permitted by Form S-3 and the Instructions applicable thereto and shall relate to offerings from time to time by the selling participants in open market or negotiated transactions, but not to an underwritten offering.

         (d) JMED agrees to use its best efforts to prepare and file such registration statement as promptly as practicable following receipt of the written request but shall not be required to file such registration statement sooner than five days following the filing of its quarterly report on Form 10-Q for its most recently ended quarter (or, in the case of a request received during the first calendar quarter, sooner than five days following the filing of its annual report on Form 10-K for the preceding year), and following filing shall use its best efforts to cause the registration statement to be declared effective as promptly as practicable.

         (e) Subject to the participating holders' agreement to refrain from sales of the shares during certain periods as provided in clause (f) below, JMED agrees to utilize its best efforts to keep such registration current and effective until the earliest to occur of the following events (i) the second anniversary of the Closing Date, (ii) notification to JMED that all shares included in such registration have been sold for the accounts of the participating holders, or (iii) a request by all participating holders having unsold shares that the registration statement be terminated.

         (f) The holders participating in any such registration statement will agree with JMED and with any underwriters acting on behalf of JMED to refrain from any offering or sale of shares (i) during the forty-five (45) days following the effective date of any registration statement filed by JMED relating to an offering for its own account of its Common Stock (or of securities convertible into its Common Stock) filed on Form S-3 or S-4 provided that JMED gives notice to such holders of the filing and effectiveness of such registration statement, and (ii) during any period in which information provided by any participating holder to JMED for inclusion in the registration is inaccurate or incomplete.





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         (g)  In connection with the registration statement filed pursuant hereto, each participating holder, and each broker acting on behalf of any such holder, shall provide to JMED such information as may be reasonably requested by JMED or required for inclusion in the registration, and each holder shall agree to indemnify JMED in respect of any misstatement of fact, or the failure to state a fact necessary to make the statements of fact not misleading, relating to such holder's participation and proposed manner of sale.

         (h) In connection with registration provided pursuant to clause (a) or (b) hereof, JMED agrees to bear the expense of the filing fee due the Securities and Exchange Commission together with (i) the fees and expenses of JMED's counsel and accountants in connection with the preparation, review and filing of the registration statement and (ii) the costs of electronic filing of the registration statement and printing costs with respect to the prospectus included in the registration statement; including costs in respect of any pre-effective amendment thereto. Each participating holder will bear the expense of any counsel fees incurred by or on behalf of such holder and brokerage commissions or other expenses in connection with the sale, including the cost of any review of offering or brokerage arrangements by the National Association of Securities Dealers, Inc. ("NASD"). JMED agrees to provide to each participating holder copies of the prospectus included in the registration together with copies of reports filed under the Exchange Act and incorporated therein by reference.

         (i) Notwithstanding the provisions of clause (h), the participating holders shall be responsible for costs incurred in connection with any amendment to the registration statement arising from any change in the proposed manner of offering or distribution or any withdrawal of shares from registration and in the event that any such amendment is required, the participating holders shall reimburse JMED for its reasonable out of pocket expenses (including fees of counsel and accountants and printing expenses) in connection with amending the registration statement and prospectus.

         (j) Although JMED shall not be required to provide additional registrations at the request of holders, it may in its discretion agree from time to time to file additional registrations meeting the requirements of clause (c) above but separate from its obligations under clauses (a) and (b) above. As to any such discretionary filings, clauses (e), (f) and (g) shall be applicable, but the holders on whose behalf such registration is filed shall bear the expenses of JMED enumerated in clause (h) above as well as expenses of the type enumerated in clause (i) above.

In connection with any such registration statement and offering, each participating holder shall understand and acknowledge that JMED is not a participant in the offering and is under no obligation to provide information or assistance other than the materials constituting the registration statement and the materials incorporated therein by reference.

         2.5     Piggyback Registration Right in respect of the Jones Stock.
In addition to the demand registration rights set forth in paragraph 2.4, JMED agrees that with respect to any registration statement filed by JMED subsequent to (or effective after) the filing of JMED's Annual Report on Form 10-K for the year ending December 31, 1996, and effective prior to the second anniversary of the Closing Date with respect to an underwritten offering of Common Stock for the account of





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JMED, JMED will grant so-called piggyback rights to the Principal Holders to participate in such underwritten offering, provided, however, that the number of shares of the Common Stock of JMED to be included on behalf of such Principal Holders shall, in the aggregate, not be less than 500,000 and, without the consent of JMED and its underwriters, not be more than fifty percent (50%) of the number of shares to be offered by JMED for its account. In connection with any such registration, JMED shall bear the costs of the registration and offering except that the participating holders shall be responsible for (i) their pro-rata portion of applicable SEC and NASD or Nasdaq National Market filing fees, (ii) underwriting discounts and commissions and other chargeable underwriting costs, if any, (iii) fees of counsel incurred on behalf of such participating holders, and (iv) if applicable, costs relating to the withdrawal of shares theretofore included in the demand registration pursuant to paragraph 2.4 above. In addition, in any such registration, each participating holder will agree to execute and deliver usual and customary underwriting agreements and related agreements and documentation as reasonably requested by JMED or its underwriters.

         2.6     Certain Reports by Principal Holders and Participants.      In
consideration of the registration rights hereunder, each Principal Holder and each other participant in any registration statement filed pursuant to paragraph 2.4 above shall (i) timely file any reports of ownership or sale of the Common Stock of JMED as may, from time to time, be required under the Securities Act or the Exchange Act and (ii) promptly advise JMED of sales of shares included for the account of such participant in any registration statement filed under the Securities Act.

         2.7     Registration Rights Non-Transferable.      The registration
rights granted by JMED pursuant to this Article II are granted solely for the benefit of the holders of persons receiving shares of the Common Stock of JMED directly as a result of the transactions contemplated by this Agreement and may not be transferred or assigned, except by operation of law, without the consent of JMED acting in its sole discretion.

         III.    COVENANTS PENDING CLOSING

         3.1     Access to Information and Properties.      From and after the
date of this Agreement each of Galen and Daniels will afford to the officers and authorized representatives of JMED full access to the properties, books and records of Galen and its subsidiaries in order that JMED may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs, business, operations and prospects of Galen and its subsidiaries, and the officers of Galen shall furnish JMED with such additional financial and operating data and other information as to the business and properties of Galen and Daniels as JMED shall from time to time reasonably request. As soon as practicable after they become available, Galen will deliver to JMED all audited or unaudited financial statements prepared by or for Galen or any of its subsidiaries prior to the Closing Date, which financial statements will be prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. In the event that the transactions contemplated by this Agreement are not consummated, JMED will return to Galen all information and data relating to Galen and its subsidiaries delivered in writing to JMED by Galen or Daniels and any and all copies thereof, and in such event, JMED agrees to exert its best efforts to ensure that none





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of its officers, employees or agents divulge any confidential information relating to the business of Galen or any of its subsidiaries to a third party or use the same in any manner for the profit or to the benefit of JMED or any such officer, employee, agent or a third party, unless and until (i) it shall have become public knowledge otherwise than by disclosure by JMED or its officers, employees or agents, (ii) JMED shall have received such confidential information from a third party who, by revealing the same, is not in violation of any obligation to Galen or Daniels to keep such information confidential or
(iii) JMED is required by law to disclose any such confidential information.

         3.2 Information for Applications and Filings. Galen will furnish JMED with all information concerning Galen and its subsidiaries required for inclusion in application, statement or filing to be made by JMED to or with any governmental body in connection with the transactions contemplated by this Agreement or in connection with any unrelated transactions during the term of this Agreement, and Galen represents and warrants that all information so furnished for such statements, applications and filings shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made not misleading. Galen and Daniels shall jointly and severally indemnify and hold harmless JMED, each of its officers and directors, each underwriter and each person, if any, who controls JMED within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application, statement or filing or arise out of or are based upon the omission of alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Galen or Daniels expressly for use therein. Each of Galen and Daniels further agrees at any time upon the request of JMED to furnish to JMED a written letter or statement confirming the accuracy of information relating to Galen and its subsidiaries contained in any application, statement or filing and further confirming that the information with respect to Galen and its subsidiaries contained in such document was furnished by Galen and/or Daniels expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or that the information was not furnished by Galen and/or Daniels for use therein. The indemnity agreement contained in this paragraph 3.2 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of JMED.

         3.3 Shareholder Approval and Best Efforts. Galen will use its best efforts to secure the necessary approvals of the shareholders of Galen in respect of the transactions contemplated by this Agreement in accordance with the general corporation laws of the State of Florida and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate this Agreement and the transactions contemplated hereby and in connection with filing





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applications or statements  with, or obtaining approvals of, governmental bodies for the transactions contemplated by this Agreement.

         3.4     HSR Filings.     Promptly following the execution and delivery
of this Agreement, each of JMED and Galen will prepare and file, and will cause any necessary related party to prepare and file, necessary and appropriate notifications to the Federal Trade Commission and the Department of Justice under the Pre-Merger Notification requirements and regulations under the Hart-Scott-Rodino Anti-Trust Improvements Act ("HSR").

         3.5     Audits in respect of Galen.       Galen will cause its
independent auditors, Hacker, Johnson, Cohen & Grieb, to undertake and complete an audit of the consolidated financial statements of Galen and its subsidiaries as of June 30, 1996, and for the three fiscal years and nine fiscal months then ended, including balance sheets as of September 30, 1993, 1994 and 1995 and as of June 30, 1996, and income statements, statements of cash flow and statements of stockholders' equity for the fiscal years ended September 30, 1993, 1994 and 1995 and the nine months ended June 30, 1996, in accordance with generally accepted accounting principles applied consistently with the audited financial statements of JMED, together with such quarterly financial data and consolidating schedules as is reasonably available. In the event that the Closing of the transactions contemplated hereby shall occur after September 30, 1996, Galen shall further cause such independent auditors to conduct an audit and deliver audited financial statements consistent with the foregoing statements as of and for the year ending September 30, 1996.

         3.6     Operations of Galen and Daniels pending Closing.   From and
after the date of this Agreement until the earlier of the Closing Date or the expiration of the term of this Agreement:

         (a) Each of Galen and Daniels will use its best efforts to (i) carry on its business and the business of its subsidiaries in a reasonably prudent manner, (ii) maintain and keep its properties and the properties of its subsidiaries in good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it and its subsidiaries, (iv) perform all of its and its subsidiaries' obligations under contracts, leases and documents relating to or affecting its or its subsidiaries' assets and business except such obligations as Galen may in good faith reasonably dispute, (v) use its best efforts to maintain and preserve its business organization intact, to retain its and its subsidiaries' present employees and customers and (vi) comply with and perform all obligations and duties imposed upon it and its subsidiaries by all federal and state laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities.

         (b) Neither Galen nor Daniels will, without the prior written consent of the President or an Executive Vice President of JMED, (i) permit any change to be made in its articles or certificate of incorporation or by-laws, (ii) take any action which would render any representation of Galen and Daniels in
Article VII or Article VIII below inaccurate or incomplete if made as of the Closing Date, (iii) enter into or amend any contract, agreement or other instrument other than contracts for the





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purchase or sale of inventory in the ordinary course of business or other contracts in the ordinary course of business which if existing on the date hereof would not be required to be disclosed on any Schedule to this Agreement,
(iv) make, or enter into any contract or agreement for, any capital expenditure except in accordance with contracts or agreements listed on any schedule to this Agreement, (v) declare or pay any dividend on the outstanding shares of the capital stock of Galen; (vi) pay or agree to pay any bonus or compensation to any Principal Holder or officer of Galen or Daniels except as set forth on
Schedule 3.6 hereto or increase in any manner the compensation or benefits due any employee of Galen or Daniels; or (vii) make any extension of credit or advance to or any investment in any subsidiary of Galen other than Daniels.

         3.7     Notification to JMED.     Galen will promptly inform JMED of:

         (a) all actions, suits, proceedings or governmental investigations or inquiries brought ot to its knowledge threatened against Galen or any of its subsidiaries after the date hereof;

         (b) all events or occurrences which might materially and adversely affect the business, operations, properties, prospects, assets or condition, financial or otherwise, of Galen or Daniels;

         (c) all issues raised by the Internal Revenue Service or any other governmental authority subsequent to the date hereof except for issues raised by governmental taxing authorities other than the Internal Revenue Service or any state taxing authority which involve amounts less than $10,000 in the aggregate;

         (d) all correspondence or other contact between Galen or any of its subsidiaries and the U.S. Food and Drug Administration ("FDA"), the Environmental Protection Agency ("EPA") or the U.S. Drug Enforcement Agency ("DEA") or any comparable state agency with jurisdiction over the business, properties and activities of Galen or Daniels; and

         (e) all other matters relating to the conduct of, or affecting the business, operations, properties, prospects, assets or conditions, financial or otherwise, of Galen or its subsidiaries which in the judgment or Galen or Daniels are material.

         3.8 Inconsistent Activities. Neither Galen nor Daniels shall, prior to the expiration of the term of this Agreement, (i) solicit, directly or indirectly, or cause any other person to solicit, any offer to acquire the assets of Galen of any of its subsidiaries, whether by merger, purchase of assets, tender offer or similar transaction; or (ii) enter into any agreement which provides for the merger of Galen or any of its subsidiaries or the sale of the capital stock of Galen or any of its subsidiaries or the assets of Galen or any of its subsidiaries to a person other than JMED or a subsidiary of JMED. In the event that the shareholders of Galen shall not have approved this Agreement and the transactions contemplated hereby as the result of an acceptance of an offer or bid from a third party for the purchase of Galen or Daniels or of all or a substantial portion of the assets of Galen or Daniels or for the purchase of all or a substantial portion of the outstanding shares of the capital stock of Galen, Galen and Daniels shall

         (a) reimburse JMED for all of JMED's reasonable out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided that such reimbursement shall not exceed $1,000,000; and

         (b) grant to JMED the right and option, exercisable at any time prior to August 31, 1997, to acquire, at JMED's election, at an aggregate exercise price of $ 500,000 either (a) a number of shares of that common capital stock of Galen equal to twenty-five percent (25%) of the number of shares outstanding as of the date of exercise or (b) twenty percent (20%) of the shares of the capital stock of Daniels held by Galen.

         3.9     JMED Efforts.    JMED will use its best efforts to take or
cause to be taken all actions necessary, proper or advisable to consummate this Agreement and the transactions contemplated hereby.

         3.10    Activities by JMED.       JMED shall not be restricted in any
way, and no consent need be obtained by JMED from Galen, Daniels or any Principal Holder, with respect to (i) the issuance by JMED of (or the agreement by JMED to issue) additional shares of its capital stock in connection with other acquisitions or the grant or exercise of outstanding employee or director options, or (ii) the issuance of any other additional shares of capital stock of JMED authorized in good faith and for valid business purposes by JMED's Board of Directors prior to the Closing Date; provided, however, that JMED will not issue or commit or agree to issue additional shares of its Common Stock in a quantity which would render JMED unable to fulfill its obligations hereunder to contribute the Jones Stock (including the shares to be delivered by the Surviving Corporation in connection with the real estate purchase under paragraph 1.4 above) at the Closing Date.

         IV      CONDITIONS TO JMED'S OBLIGATIONS TO CLOSE

         The obligations of JMED under this Agreement, and the obligations of JGD under the Merger Agreement, to consummate the transactions contemplated hereby are subject, at the discretion of JMED, to the satisfaction at or prior to the Closing Date of each of the following conditions:

         4.1 Representations. The representations and warranties made by Galen and Daniels in this Agreement were true when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein required or permitted by this Agreement).

         4.2 Compliance. Each of Galen and Daniels shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing.

         4.3 Absence of Adverse Change. There shall not have been a material adverse change in the financial condition, assets, liabilities, business or prospects of Galen or Daniels nor shall any event have occurred which involves a risk that such a material adverse change will occur.

         4.4     Certification.   JMED shall have been furnished with a
certificate, executed by the Chairman of Galen, the President of Daniels, and by the principal financial officer of Galen and Daniels dated as of the Closing Date and certifying that the conditions in paragraphs 4.1, 4.2 and 4.3 have been fulfilled.

         4.5     Audit Reports.   Galen shall have delivered to JMED the
audited financial statements set forth in paragraph 3.5 together with the unqualified opinions of Hacker, Johnson, Cohen & Grieb thereon, and such audited financial statements with respect to the three fiscal years ended September 30, 1995 shall be consistent, both in form and substance, in all material respects to the unaudited financial statements for such periods delivered by Galen pursuant to paragraph 7.5 below.

         4.6     Accounting Treatment.     JMED has received a letter from its
independent auditors as of the date of the Agreement confirming that the reorganization and transactions contemplated by this Agreement qualify for "pooling of interests" accounting treatment in accordance with APB 16 and at Closing shall receive a bring-down confirmation that no change arising from any amendment, waiver or conduct between the date of this Agreement and the Closing Date alters such treatment.

         4.7     Shareholder Approval; Dissenters.          This Agreement and
the transactions contemplated hereby shall have been ratified and approved by the holders of the outstanding capital stock of Galen as required by the general corporation law of the State of Florida; there shall not have been exercised dissenters' rights in connection with the transaction in respect of more than five percent (5%) of the outstanding capital stock of Galen; and each dissenting shareholder of Galen, if any, shall have agreed to a cash settlement in respect of the transactions contemplated hereby at a price equal to the lesser of (i) $938.50 per share of the capital stock of Galen or (ii) the Closing Date Per Share Value of the number of shares of the Common Stock of JMED unto which such shares of capital stock of Galen would have been converted but for the exercise of such dissenters' rights.

         4.8     Legal Opinion.   JMED shall have received the opinion of
Annis, Mitchell, Cockey, Edwards & Roehn, P.A., counsel to Galen and Daniels and special counsel to the Principal Holders, in the form of Exhibit VI hereto.

         4.9     Litigation.      JMED shall be furnished with a certificate
dated the Closing Date and executed by the Chairman of Galen and by the President of Daniels to the effect that (i) no litigation, proceeding, investigation or inquiry is pending or threatened which might result in action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which involves a material risk of a material adverse change in the financial condition, assets, liabilities, business or prospects of Galen or Daniels and (ii) no issues have been raised by the Internal Revenue Service or any other taxing authority which involve a material risk of a material adverse change in the financial condition, assets, liabilities, business or prospects of Galen or Daniels.

         4.10    Governmental Approvals; Consents and Other Matters.
All required filings under HSR shall have been completed, including any supplemental information reasonably requested in connection therewith, and the applicable waiting periods under HSR shall have expired. JMED, Galen and Daniels shall have received all consents, approvals and waivers from third parties and governmental agencies and authorities, if any, necessary to permit the transactions contemplated by this Agreement, no such consent or authorization shall contain unduly burdensome conditions, all waiting periods relating to any required filings with governmental authorities shall have expired, and there shall not be any threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Board of Directors of JMED, made in good faith after consulting with counsel, makes it inadvisable to proceed with the transactions contemplated hereby.

         4.11    Agreements of Principal Holders and Affiliates.    Each
Principal Holder or affiliate of Galen shall have executed and delivered to JMED agreements in the form of Exhibit IV and Exhibit V hereto; each Principal Holder shall have executed and delivered the indemnification and escrow agreement in the form of Exhibit III hereto; there shall be instruments delivered to JMED with respect to the deposit of 250,000 shares of the Common Stock of JMED pursuant to the escrow agreement in the form of Exhibit III hereto; and Realco shall have executed and delivered to Daniels the real estate purchase agreement in the form of Exhibit I hereto.

         V       CONDITIONS TO GALEN'S AND DANIELS' OBLIGATIONS TO CLOSE

         The obligations of Galen and Daniels under this Agreement and under the Merger Agreement, to consummate the transactions contemplated hereby are subject, at the discretion of Galen, to the satisfaction at or prior to the Closing Date of each of the following conditions:

         5.1     Representations.          The representations and warranties
made by JMED in this Agreement were true when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein required or permitted by this Agreement).

         5.2     Compliance.      JMED shall have performed or complied with
all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing.

         5.3     Absence of Adverse Change.        There shall not have been a
material adverse change in the financial condition, assets, liabilities, business or prospects of JMED nor shall any event have occurred which involves a risk that such a material adverse change will occur.

         5.4     Certification.   Galen shall have been furnished with a
certificate, executed by the Chairman of JMED and by the principal financial officer of JMED dated as of the Closing Date and certifying that the conditions in paragraphs 5.1, 5.2 and 5.3 have been fulfilled.

         5.5     Shareholder Approval.     This Agreement and the transactions
contemplated hereby, including the merger and consolidation among JGD, Galen and Daniels, shall have been approved by the holders of the capital stock of Galen in accordance with the general corporation laws of the State of Florida.

         5.6     Legal Opinion.   Galen shall have received the opinion of
Greensfelder, Hemker & Gale, P.C., counsel to Jones and JGD, in the form of
Exhibit VII hereto.

         5.7     Litigation.      Galen shall be furnished with a certificate
dated the Closing Date and executed by the Chairman of JMED to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened which might result in action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or which involves a material risk of a material adverse change in the financial condition, assets, liabilities, business or prospects of JMED.

         5.8     Real Estate.     JMED shall have contributed shares of its
Common Stock to JGD to enable the Surviving Corporation to perform its obligations under Exhibit I in respect of the purchase of real estate from Realco.

         VI      REPRESENTATIONS AND WARRANTIES OF JMED.

         JMED represents and warrants to Galen and Daniels as follows:

         6.1     Organization of JMED.     JMED is a corporation duly organized
and validly existing under the laws of the State of Delaware and has all material power and authority (including all material governmental licenses, franchises, permits and other authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it. JMED is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its properties or the conduct of irs business makes such qualification necessary, except for such jurisdictions where the failure to so qualify will not have a material adverse effect on the financial condition, assets, liabilities, business or prospects of JMED and its subsidiaries taken as a whole.

         6.2     Organization of JGD.      JGD will be, as of closing, a
corporation duly organized and validly existing under the laws of the State of Florida and will be a wholly owned subsidiary of JMED organized for the purpose of the transactions contemplated by this Agreement.

         6.3     Capitalization of JMED.   The authorized capital stock of JMED
consists of 1,000,000 shares of Preferred Stock, $1.00 par value, issuable in series of which no shares are outstanding and 30,000,000 shares of Common Stock, of which 25,032,098 shares were outstanding at June 30, 1996.

         6.4     The Common Stock of JMED.         The Common Stock of JMED to
be issued and delivered in connection with the transactions contemplated by this Agreement pursuant to the agreement of merger and consolidation and the real estate purchase agreement in the form of Exhibit I will, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable. The Common Stock of JMED is admitted to trading in the Nasdaq National Market of the NASD and is registered as a class of equity securities under Section 13(g) of the Exchange Act.

         6.5 Authority and Approvals. The Board of Directors of JMED has authorized the negotiation, execution and delivery of this Agreement and has approved the transactions contemplated hereby pursuant to action taken on July 23, 1996. JMED has the corporate power and authority to execute and deliver this Agreement and such other agreements and instruments as are necessary and appropriate to consummate the transactions contemplated hereby and this Agreement, and each of such other instruments and agreements when executed and delivered pursuant hereto, constitutes a valid and binding obligation of JMED. JMED, as the holder of all the issued and outstanding capital stock of JGD has authorized and approved the execution and delivery of this Agreement and such other instruments and agreements as are necessary and appropriate to JGD's participation in the consummation of the transactions contemplated hereby.

         6.6     Financial Statements.             The financial statements of
JMED contained in its filings under the Securities Act and the Exchange Act and furnished to Galen pursuant to paragraph 2.2 above fairly present the consolidated financial position of JMED and its subsidiaries as of the respective dates thereof and the consolidated results of their operations for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis, subject, in the case of unaudited consolidated financial statements, to year-end audit adjustments consisting only of normal recurring accruals and routine adjustments (which in the aggregate are not material) as discussed in the notes to the financial statements. Except as and to the extent reflected or reserved against in such consolidated balance sheet as of March 31, 1996, JMED did not have, as of that date, any material liabilities or obligations (absolute or contingent) of a nature required to be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. Since March 31, 1996, there has not been any material adverse change in the consolidated financial condition, assets, business or prospects of JMED and its subsidiaries taken as a whole, nor has any event or condition occurred which with the lapse of time would cause or create any material adverse change in the consolidated financial condition, assets, business or prospects of JMED and its subsidiaries taken as a whole.

         6.7 No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or governmental agency, or any contract, agreement or instrument to which JMED or JGD is a party or by which either JMED or JGD is bound or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of JMED's assets or properties.

         6.8 Accuracy of Information. The information relating to JMED and its subsidiaries and disclosed or provided in writing by JMED to Galen and Daniels in connection with this

Agreement and the transactions contemplated hereby, when such information is considered in the aggregate, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material facts or circumstances not disclosed to Galen in writing which should be disclosed to Galen in order to make any of the representations and warranties made by JMED herein not misleading or, to the knowledge of JMED, in order for decisions by Galen and the holders of the capital stock of Galen in connection with this Agreement to be made on the basis of adequate information.

         6.9     Continuation of the Business of Daniels.   JMED intends to
cause the Surviving Corporation to continue the business of Daniels and Galen subsequent to the transactions contemplated hereby, and JMED has no plan or intention to liquidate the Surviving Corporation, to cause the Surviving Corporation to distribute its assets to JMED, to merge the Surviving Corporation into another corporation following the merger and consolidation among JGD, Galen and Daniels as contemplated hereby, or to cause the Surviving Corporation to sell or otherwise dispose of its assets except in the ordinary course of business.

         6.10    No Impediment to Demand Registration Rights.       As of the
date of this Agreement and as of the Closing Date, JMED is eligible to utilize form S-3 to registration of the Jones Stock under the Securities Act on behalf of the holders as contemplated in paragraph 2.4 hereof and, to the best of JMED's knowledge, neither this agreement and the transactions contemplated hereby nor any other transaction pending as of the Closing Date will constitute or give rise to an impediment to JMED's ability to so utilize form S-3.

         VII     REPRESENTATIONS AND WARRANTIES OF GALEN AND DANIELS

         Galen and Daniels jointly and severally represent and warrant to JMED as follows:

         7.1     Organization of Galen and its Subsidiaries.        Each of
Galen, Daniels, and Meadowlawn Pharmacy, Inc. ("Meadowlawn") is a corporation duly organized and validly existing under the laws of the State of Florida and has all material power and authority (including all material governmental licenses, franchises, permits and other authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it. Each of Galen, Daniels and Meadowlawn is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except for such jurisdictions where the failure to so qualify will not have a material adverse effect on the financial condition, assets, liabilities, business or prospects of Galen and its subsidiaries taken as a whole, and the states in which any of Galen, Daniels or Meadowlawn is so qualified are listed on Schedule 7.1 hereto. Azalea Pharmacy, Inc. ("Azalea") was administratively dissolved by the Secretary of State of Florida on August 26, 1994, and Arda, Inc. ("Arda") will be administratively dissolved on August 7, 1996.

         7.2 Capitalization. The authorized capital stock of Galen consists of 1,000,000 shares of common capital stock, $.01 par value (the "Galen Stock"), of which 102,880 shares are issued and outstanding as of the date of this Agreement and no shares are held by Galen as treasury stock. All such outstanding shares of Galen Stock are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive rights of any person. There are no existing options, warrants, calls or commitments of any kind obligating Galen to issue or deliver shares of Galen Stock. No shares of Galen Stock have been issued or acquired as treasury stock during the two years preceding the date of this Agreement and, except as set forth on
Schedule 7.2 to this Agreement, Galen does not have any outstanding commitment, obligation or right to purchase, reacquire or redeem any of Galen Stock. The authorized capital stock of Daniels consists of 50 shares of common capital stock, $200.00 par value, of which 22 shares are issued and outstanding as of the date of this Agreement and all such shares are owned of record and beneficially by Galen. The authorized capital stock of Meadowlawn consists of 7,000 shares of common capital stock, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement and all such shares are owned of record and beneficially by Galen. The authorized capital stock of Arda consists of 5,000 shares of common capital stock, $1.00 par value, of which 1,500 shares are issued and outstanding as of the date of this Agreement and all such shares are owned of record and beneficially by Galen. The authorized capital stock of Azalea consists of 100 shares of common capital stock, no par value, of which 100 shares are issued and outstanding as of the date of this Agreement and all such shares are owned of record and beneficially by Galen.There are no existing options, warrants, calls or commitments of any kind obligating Galen, Daniels, Meadowlawn, Arda or Azalea to issue or deliver any shares of their respective capital stocks. Neither Galen nor Daniels has acquired or sold any shares of the capital stock of Daniels within the two years preceding the date of this Agreement.

         7.3     Affiliated Companies.     Except for Galen's ownership of all
the issued and outstanding capital stock of Daniels, neither Galen nor Daniels has been a direct or indirect subsidiary or division of any other corporation or business entity within the two years preceding the date of this Agreement.
Schedule 7.3 hereto contains a complete and correct list of (i) the name and jurisdiction of organization of each corporation or other entity in which Galen directly or indirectly owns an equity or voting interest, including entities, if any, as to which the charter is currently lapsed or forfeit, and (ii) the percentage of the outstanding shares or other interest held by Galen in each such corporation or entity. All shares of capital stock or other interests held by Galen in Daniels or any corporation or entity listed on Schedule 7.3 hereto are directly or indirectly owned by Galen free and clear of any liens, charges, encumbrances, claims and other rights of third parties. Except as otherwise indicated on Schedule 7.3, each corporation in which Galen has a direct or indirect interest is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all material power and authority (including all material licenses, franchises, permits and other governmental authorizations which are legally required) to own or lease its properties and to engage in the business and activities which it now conducts. Neither Arda nor Azalea have any liabilities or obligations outstanding and Galen has no obligations or liabilities with respect to either Arda or Azalea.

         7.4     Related Parties.          Schedule 7.4 hereto identifies each
holder of capital stock of Galen who holds in excess of five percent of the outstanding Galen Stock and each person or holder so identified is a Principal Holder. Except as disclosed on Schedule 7.4 hereto, neither Galen nor Daniels has engaged in any transaction during the two years preceding the date of this Agreement with any corporation or other entity in which any one or more Principal Holder(s) is/are the owner(s) of either (i) an equity interest exceeding 10% of the capital or income of such corporation or other entity or
(ii) a voting interest exceeding 10% of the voting power in such corporation or other entity. Galen is not a party to any agreement with a holder of capital stock of Galen or aware of any agreement between or among any such holders relating to a right of first refusal with respect to the purchase or sale by any such holder of shares of the capital stock of Galen or any voting agreement or voting trust with respect to shares of such capital stock.

         7.5     Financial Statements.             Galen has delivered to JMED
copies of draft consolidated financial statements of Galen as of September 30, 1994 and 1995 and for each of the fiscal years in the three year period ended September 30, 1995, in the form attached as Exhibit VIII hereto, which consolidated financial statements consist of comparative balance sheets as of September 30, 1994 and 1995, statements of operations, cash flow and changes in shareholders' equity for each of the years ending September 30, 1993, 1994 and 1995 with footnotes and supplementary schedules. Galen's consolidated balance sheet as of September 30, 1995 is sometimes hereinafter referred to as the "Galen Balance Sheet." Such financial statements are true and correct and fairly present the financial position of Galen and the results of its consolidated operations at the dates and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. Galen has also delivered to JMED copies of unaudited internal consolidated financial statements as of June 30, 1996 and for the nine months then ended (the "Galen Interim Statements") which are attached as
Exhibit II hereto. The Galen Interim Statements are true and accurate and fairly present the financial position of Galen as of June 30, 1996, and the sales and net income of Galen for the nine months then ended. Neither Galen nor any of its subsidiaries had, as of the date of the Galen Balance Sheet or as of the date of the unaudited balance sheet included in the Galen Interim Statements any liabilities (absolute or contingent) of a nature required (in accordance with generally accepted accounting principles consistently applied) to be reflected in a balance sheet or the notes thereto prepared which are not so reflected or provided for and which are material to Galen and Daniels on a consolidated basis.

         7.6     Taxes.   Except as disclosed in Schedule 7.6 hereto,

         (a) Galen and its subsidiaries have duly and timely filed with the appropriate governmental taxing authorities (i) all state, local, foreign and other tax returns required to be filed which are material to Galen or any subsidiary and (ii) all federal tax returns and reports required to be filed, in each case by or with respect to Galen, its subsidiaries or any corporation which is or was a member of an affiliated group of corporations (within the meaning of the Internal Revenue Code of 1986, as amended) of which Galen or any of its subsidiaries was a member for any period ending on or prior to the Closing Date. Galen and its subsidiaries have included in such returns and reports all items of income, gain, loss, deduction and credit or other items required to be included therein. Galen and its subsidiaries have paid all taxes and assessments (including interest and penalties) which have come due with respect to the periods covered by such returns and reports. Neither Galen nor any of its subsidiaries has executed or filed with the Internal Revenue Service or any other governmental taxing authority any agreement extending the period for assessment and collection of any tax (except for agreements which have expired), nor is there any pending claim for assessment or collection of taxes asserted against Galen or any of its subsidiaries. All federal income tax returns with respect to periods ending on or prior to September 30, 1994, except for the fiscal year ended September 30, 1992, have been subject to audit by the Internal Revenue Service and there exists no outstanding controversy or dispute with respect to taxes due for such periods.

         (b) The amounts set up as provisions for taxes on the financial statements referred to in paragraph 7.5 above are sufficient for the payment of all unpaid federal, state, local, foreign or other taxes (including any interest or penalties) of Galen and its subsidiaries applicable to the periods covered by such financial statements and all years and periods prior thereto, and for which Galen or any subsidiary may on the dates of such financial statements have been liable in its own right, as a transferee of the assets of or as a successor to any other corporation or other entity or otherwise.

         7.7     Certain Contracts and Commitments.         Except as set forth
in Schedule 7.7, neither Galen nor Daniels nor any Principal Holder is obligated with respect to any compensation or payment due any employee or affiliate of, or consultant to, Galen or Daniels or any Principal Holder which compensation or payment will become due or measured by the transactions contemplated by this Agreement, including any broker's or finder's fee, any "change of control" compensation arrangement or other provision or arrangement.

         7.8     Authority and Approval.   The Board of Directors of Galen have
authorized and approved the execution and delivery of this Agreement and have recommended the approval of this Agreement and the transactions contemplated hereby to holders of the Galen Stock. Galen has the corporate power and authority to execute and deliver this Agreement and subject to securing the approval of holders of the Galen Stock, to consummate the transactions contemplated hereby. Galen, as the holder of all the issued and outstanding capital stock of Daniels has caused this Agreement and the transactions contemplated hereby to be authorized and approved by the board of directors of Daniels and has approved and ratified this Agreement. This Agreement constitutes a valid and binding obligation of each of Galen and Daniels.

         7.9     Certain Conduct.          Except as set forth in Schedule 7.9
hereto, since the date of the Galen Balance Sheet, neither Galen nor any of its subsidiaries has (i) declared or set aside or paid any dividends (other than cash dividends paid to Galen by any subsidiary), (ii) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business or which are not, in the aggregate, material to Galen or Daniels, (iii) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens not yet delinquent) any assets which are material to Galen or Daniels, (iv) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals and accounts payable included in the Galen Balance Sheet and accruals and accounts payable incurred since the date of the Galen Balance

Sheet in the ordinary course of business, (v) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business, (vi) made any capital contribution or other advance from Galen to any subsidiary other than Daniels, (vii) materially increased the rate of compensation payable or to become payable by Galen or any subsidiary to their respective directors, officers, employees or agents; or (viii) entered into any transaction outside the ordinary course of its business, other than this Agreement, which is material to Galen or Daniels. Schedule 7.9 also reflect all payments, advances or loans made by Galen or any subsidiary to any Principal Holder during the period between October 1, 1995 and the date of this Agreement.

         7.10    Litigation.      Except as set forth in Schedule 7.10 hereto,
there are, as of the date of this Agreement, no legal, quasi- judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of management of Galen, threatened before any court or administrative body in any manner in which any claim is being asserted or is proposed to be asserted against Galen or Daniels which is material to Galen and Daniels on a consolidated basis. Neither Galen nor Daniels is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality, which default is material to Galen or Daniels, and no event has occurred which with notice or lapse of time or both would constitute such a default.

         7.11    General Contracts.        Except for matters disclosed on
Schedule 7.11 (or on Schedule 7.7) neither Galen nor any of its subsidiaries is a party to or bound by any (i) employment contract (including without limitation any collective bargaining contract or union agreement), (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or arrangement, (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, which is material to Galen or Daniels, (iv) contracts or commitments for capital expenditures in excess of $50,000 in the aggregate or in excess of $10,000 for any one project, (v) contract or commitment made in the ordinary course of business for the purchase of inventory or raw materials or other materials or supplies for a period of more than nine months from the date of this Agreement,
(vi) contract or commitment made in the ordinary course of business for the sale of inventory at fixed unit prices over a period of more than sixty (60) days from the date of this Agreement; (vii) contract or agreement with any buying group or distributor, whether or not entered into in the ordinary course of business, providing for rebates or retroactive price adjustments of any nature, (viii) contract or option to purchase or sell, other than in the ordinary course of business, any real or personal property which is material to Galen or Daniels; (ix) indenture,. mortgage, note, debenture, guaranty, security agreement or other debt instrument; or (x) contract other than the foregoing involving more than $5,000 or providing for the payment of royalties on sales or which is otherwise material to Galen or Daniels.

         7.12    Applicable Laws and Governmental Authorizations.   Each of
Galen and Daniels is in compliance with all applicable federal, state, local and foreign statutes, rules, regulations, orders, ordinances, codes, licenses, franchises,. permits, authorizations and concessions, including but not limited to necessary FDA and DEA authorizations, licenses and approvals and those imposing taxes, regulating prices and relating to pension and profit sharing matters, environmental matters, labor matters, civil rights matters and occupational safety and health matters, except for such non-compliance which is not material to Galen or Daniels.
Galen and/or Daniels have all licenses, franchises, permits, authorizations and concessions (collectively "Licenses") which are material to Galen and Daniels and which are known by Galen to be legally required to enable it and Daniels to carry on their business as presently conducted. No revocation proceeding is pending and no violations exist with respect to any of such Licenses, and there is no basis or grounds for any revocation or limitation of any of such Licenses. No term or condition of any of such Licenses materially and adversely affects, or in the future can reasonably be expected to materially and adversely affect, the financial condition, assets, liabilities, business or prospects of The Surviving Corporation. Except as set forth in Schedule 7.12, there are no letters of adverse finding, Form 483's, regulatory actions, memoranda of understanding or other regulatory correspondence or communications with the FDA, the DEA or any other state or federal government agencies or boards, pertaining to Galen, Daniels or any product manufactured, sold or distributed by either of them. No authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Galen or Daniels of this Agreement or the consummation by either of them of the transactions contemplated hereby, except for the filing of the agreement and certificate of merger and consolidation with the Secretary of State of the State of Florida.

         7.13    NDAs, ANDAs and Product Information.       Schedule 7.13
hereto lists each product manufactured by or produced for Galen or Daniels as to which there exists a New Drug Application ("NDA") or an Abbreviated New Drug Application ("ANDA") heretofore filed with the FDA. As to each such NDA or ANDA, Galen or Daniel is the lawful holder of all rights under NDA or ANDA free and clear of the claims of any other party and each of Galen and Daniels has complied in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of each such NDA or ANDA. Each NDA or ANDA has been approved by the FDA and nothing has come to the attention of Galen or Daniels which has, or reasonably should have, led Galen or Daniels to believe that any such NDA or ANDA is not in good standing with the FDA. The transactions contemplated by this Agreement do not require the consent or approval of the FDA or any party with respect to any deemed transfer or change of control of ownership of any NDA or ANDA. No such NDA or ANDA is subject to any right, license or use in the United States or incident to sales outside of the United States except as reflected on Schedule 7.13. Each product and product line of Galen or Daniels not subject to an NDA or an ANDA is not, to the knowledge and reasonable belief of Galen or Daniels, required to be the subject of an NDA or ANDA. Schedule 7.13 also sets forth research and development projects and activities in progress at Galen or Daniels which either Galen or Daniels believes may lead to future filings of any NDA or ANDA.

         7.14    Title to Properties.      Except as set forth in Schedule
7.14, Galen and its subsidiaries have good and indefeasible title to all of the assets and properties which are material to Galen or Daniels, including, without limitation, buildings and improvements thereon, and Galen and its subsidiaries own all personal and intangible properties reflected in the Galen Balance Sheet or acquired subsequent to the date thereof, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) statutory liens not yet delinquent, (ii) defects and irregularities in title and encumbrances which are not substantial in character or amounts and do not impair the uses thereof for the purpose for which they are held in a manner which is material to Galen or Daniels, and (iii) for those assets and properties disposed of for fair value in to ordinary course of business since the dates of the Galen Balance Sheet.

         7.15    Real Property.    Schedule 7.15(a) attached hereto sets forth
a listing of all real estate owned by Galen or any of its subsidiaries (the "Owned Real Estate"). Except as set forth on Schedule 7.15(a), the Owned Real Estate is free and clear of any and all liens, easements, restrictions and encumbrances of any kind. Schedule 7.15(b) attached hereto sets forth a listing of any and all real estate leased, occupied or otherwise used by Galen and/or any of its subsidiaries (the "Leased Real Estate"), and the terms and conditions of each such lease. The use and condition of the Owned Real Estate and/or the Leased Real Estate (collectively the "Real Estate") does not, and will not, violate any zoning, subdivision, building, health, fire or similar statute, ordinance, regulation or code and neither Galen nor Daniels has received any notice, written or otherwise, from any governmental agency alleging any such violations. The Real Estate is in full compliance with all applicable zoning requirements and is not a nonconforming, conditional or special use. Schedule 7.15(c) attached hereto sets forth additional representations and warranties by Galen and Daniels with respect to the Real Estate.

         7.16    Employee Benefit Plans and ERISA.

         (a) Schedule 7.16 sets forth a list and description of all "employee benefit plans" as such term is defined in Section 3 of the Employment Retirement Income Security Act of 1974, as amended, ("ERISA") of the Company or any ERISA Affiliate (collectively the "Plans") including all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, hospitalization, group insurance, death benefit, disability, union, collective bargaining, works council, severance and other compensation and fringe benefit plans, trust agreements, arrangements and commitments of the Company or any ERISA Affiliate. True, correct and complete copies of all documents creating or evidencing any such plan, agreement, arrangement or commitment have been delivered to Buyer. There are no negotiations, demands or proposals which are pending or which have been made since September 30, 1995 which concern matters now covered, or that would be covered, by such types of plans, agreements, arrangements or commitments. The Company and each ERISA Affiliate is not and has never been a party to any multiemployer plan as that term is defined by ERISA. The transactions contemplated hereby will not result in a deemed severance or termination of employment under any plan, agreement, arrangement or commitment, nor will any subsequent termination of employment result in any obligations under any severance pay plan, agreement, arrangement or commitment.

         (b) For purposes of this Section 7.16, "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended ("Code").

         (c) All Plans are in compliance with the applicable provisions of ERISA, including all reporting and disclosure requirements, and no "reportable event" or "prohibited transaction" as defined by ERISA has occurred. Each of the Plans which is intended to meet the requirements of Section 401(a) of the Code to be "qualified" within the meaning of the Code, is so qualified and there exists no fact which would adversely affect the qualified status of such Plans. The statements of assets and liabilities of each Plan as of the end of the most recent fiscal year for each such Plan and the statement of changes in fund balances, financial position and net assets available for benefits under such Plan for such fiscal year, true and complete copies of which have been made available to Buyer, fairly present the financial condition of such Plan as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and there has been no material adverse change in the assets, fund balances, or net value of such Plan subsequent to such date.

         (d) The Company and each ERISA Affiliate has complied with all of its obligations under Section 4980B of the Code, including the provision of adequate notice to employees and "qualified beneficiaries" concerning rights to continuation of health care coverage. The Company and each ERISA Affiliate has not agreed or committed to provide retiree medical or life insurance benefits to any current or former employee.

         (e) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, there is no request for documents, litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened against or affecting any Plan. Neither the Company nor any ERISA Affiliate nor any administrator or fiduciary of any Plan (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which could subject the Company or any ERISA Affiliate to any material liability for a breach of fiduciary duty under ERISA or any other applicable law. If Section 302 of ERISA and Section 412 of the Code apply to any Plan, no "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan. The Company and each ERISA Affiliate has no liability and there are no claims against the Company or any ERISA Affiliate pursuant to any provision of the Code or ERISA by reason of the relationship of the Company to any ERISA Affiliate.

         7.17    Labeling Compliance with respect to Levoxyl.       Daniels is
in full compliance with respect to specific labeling requirements, including dosage and warning disclosures, applicable to its Levoxyl product line under 21 C.F.R. Section 201.57, including the changes thereto in respect of pediatric dosage adopted by the FDA on December 31, 1994, and set forth at 59 F.R. 64240.

         VIII    ADDITIONAL INFORMATION PROVIDED BY GALEN AND DANIELS

         For informational purposes of JMED in advance of the Closing Date, Galen and Daniels further jointly and severally represent and warrant to JMED as follows:

         8.1     Continuity of Interest.   Galen knows of no present plan or
intention on the part of its shareholders to sell or otherwise dispose of a number of shares of the Jones Stock to be received by them pursuant to the reorganization contemplated hereby which would reduce their holdings of such Jones Stock to an amount having in the aggregate a value at the time of the merger of less than fifty percent (50%) of all capital stock of Galen outstanding as of the same date. In addition, Galen has ascertained that no Principal Holder has any present plan or intention to sell or otherwise dispose of more than fifty percent (50%) of the shares of Jones Stock to be received by such Principal Holder.

         8.2     Intellectual Property.    Schedule 8.2 hereto lists all
patents and applications therefor, trademarks, trademark registrations and applications therefor, trade names, copyrights and copyright registrations and applications therefor, technology, processes, formulae and manufacturing know-how (collectively, "Intellectual Properties") which cover any of the products or processes of Galen or Daniels or are used in connection with the business thereof or are held for use in connection therewith or otherwise related thereto and which Intellectual Properties are material to Galen or Daniels. Except as set forth in Schedule 8.2 hereto, Galen and/or Daniels own and have good and marketable title to such Intellectual Properties, subject to no liens, mortgages, pledges, encumbrances, claims, restrictions or charges of any kind, and all taxes or other payments due and payable and necessary to keep such Intellectual Properties in effect have been made. Neither Galen nor Daniels has been charged or threatened to be charged with the infringement of, nor has either of them infringed on, any unexpired patent, trademark, trademark registration, trade name, copyright, copyright registration or other proprietary right of any party in the United States or in any foreign country in connection with the business of Galen or Daniels. Galen has no knowledge of any unexpired patent adverse to the interest of Galen or Daniels, except patents under which Galen or Daniels is licensed.

         8.3     Insurance.       Galen and its subsidiaries have in effect
insurance coverage with reputable insurers, which in respect of amounts, types and risks insured is that which management of Galen reasonably believe to be adequate for the business conducted by them. A list and description of the coverage of each such insurance and the provider thereof is set forth on
Schedule 8.3 hereto.

         8.4 No Conflict with Other Agreements or Instruments. Except as disclosed on Schedule 8.4 hereto, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate any provision of, or constitute a default under, any law, or any order writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Galen or any of its subsidiaries is a party or by which any of them is bound or constitute an event which, with the lapse of time or action by a third party or both, could result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Galen or Daniels or upon the capital stock of the Surviving Corporation.

         8.5     Certain Conduct.          Except as disclosed on Schedule 8.5
hereto, since the date of the Galen Balance Sheet neither Galen nor any of its subsidiaries has (i) made any general wage or salary increase or instituted or amended any employee welfare, retirement or similar plan or arrangement, (ii) made any significant change in any method of management, operation or accounting in respect of Galen or Daniels, or (iii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, assets, liabilities, financial condition or prospects of Galen or Daniels.

         8.6 Customers; Supplemental Financial Schedules and Information. Galen has delivered to JMED as Schedule 8.6 hereto information reflecting for each of the fiscal periods covered by the financial statements constituting
Exhibit VIII hereto (i) a listing of each customer representing more than five percent (5%) of sales during such period together with a summary of the principal products or product lines sold to such customer, (ii) a listing of each product or product line representing more than five percent (5%) of sales during such period together with identification of the five principal customers for such product or product line, and (iii) a narrative discussion and analysis, in substantially the format set forth in Item 303 of Regulation S-K under the Securities Act and the Exchange Act, analyzing the results of operations of Galen and Daniels on a consolidated basis. To the best knowledge of Galen, no customer listed on Schedule 8.6 intends to cease doing business with Galen or Daniels.

         8.7     Employee Relations.       To the best information and belief
of Galen and Daniels, the services of substantially all present employees of Daniels will continue to be available to the Surviving Corporation for the continuation of the business of Daniels after the Closing Date. Except as set forth in Schedule 8.7, there are no controversies pending or, to the best information and belief of Galen and Daniels, threatened between Galen or Daniels and any employees, former employees or job applicants thereof, and Galen believes that its and Daniels' relationships with employees is good. No union is known to Galen to have organized any employees of Galen or Daniels, there are no representation petitions pending with the National Labor Relations Board with respect to such employees, there have been no demands for recognition by any labor organization purporting to recognize such employees and Galen is unaware of any efforts by any labor organization to represent any of such employees.

         8.8     Investment Company Status.        Galen is not an investment
company within the meaning of the Internal Revenue Code or the Investment Company Act of 1940.

         8.9 Accuracy of Information. The information relating to Galen and its subsidiaries and disclosed or provided in writing by Galen to JMED in connection with this Agreement and the transactions contemplated hereby, when such information is considered in the aggregate, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material facts or circumstances not disclosed to JMED in writing which should be disclosed to JMED in order to make any of the representations and warranties made by Galen and Daniels herein not misleading or, to the knowledge of Galen or Daniels, in order for decisions by JMED in connection with this Agreement to be made on the basis of adequate information.

         8.10    Environmental Matters.    Except as set forth on Schedule 8.10
hereto, neither Galen nor Daniels generates, holds or disposes of hazardous environmental waste products.

         8.11    Listing of Outside Consultants and Professionals.  Schedule
8.11 hereto lists the names (including firm name and principal contact) of each outside consultant or professional (including, without limitation, attorneys and accountants) utilized by Galen or any of its subsidiaries within the period commencing October 1, 1993 and ending on the Closing Date, together with a brief explanation of the nature and scope of the engagement.

         IX      TERM AND TERMINATION; REMEDIES

         9.1     Term of Agreement.        Unless terminated in accordance with
the provisions of paragraph 9.2 below, this Agreement shall expire on the later of (i) the Closing or (ii) December 31, 1996.

         9.2     Termination.     This Agreement and the transactions
contemplated hereby may be terminated by the mutual Agreement of the parties at any time prior to the Closing Date, whether before or after approval by the holders of the Galen Stock in accordance with the general corporation laws of the State of Florida. In addition this Agreement shall be subject to termination as follows:

         (a) At the election of Galen in the event that JMED shall fail or refuse to satisfy all conditions precedent to the obligations of Galen and Daniels on or before August 31, 1996; or

         (b) At the election of JMED in the event that Galen and Daniels shall fail or refuse to satisfy all conditions precedent to the obligations of JMED and JGD on or before August 31, 1996; or

         (c) At the election of JMED in the event that the transactions contemplated by this Agreement shall be contested by any pending or threatened action by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Board of Directors of JMED, made in good faith after consulting with counsel, makes it inadvisable to proceed with the transactions contemplated hereby.

         9.3     Remedies upon Termination.                 In the event of a
termination of this Agreement pursuant to clause (a) or clause (b) of paragraph 9.2, the party electing such termination (unless such party is also in default of its obligations hereunder) shall be entitled to recover from the defaulting party or parties its out of pocket expenses incurred in connection with negotiation of this Agreement and otherwise in connection with the transactions contemplated hereby; provided, however, that the amount of such out of pocket expense shall not, either as to JMED or as to Galen and Daniels, exceed $100,000 plus, in the case of JMED, any filing fee paid in connection with notification and review of the transactions contemplated by this Agreement under the provisions of HSR..

         9.4 Remedies in lieu of Termination. This Agreement constitutes a valid, binding and enforceable obligation of the parties hereto. In the event of a failure or refusal of a party to perform its covenants hereunder and to satisfy and fulfill the conditions to be performed by such party as a condition to another party's obligations hereunder, the non-defaulting party shall be entitled to enforcement of this Agreement or to recover damages in lieu of such enforcement, together with attorneys fees and expenses reasonably incurred in connection with such enforcement or recovery. Each of Galen and Daniels acknowledge and agree that in the event that either of them should fail or refuse to close or perform in accordance with the terms of this Agreement, monetary damages may be insufficient to compensate JMED and that, accordingly, JMED shall be entitled to seek injunctive and other equitable relief against Galen and Daniels in the enforcement of this Agreement. JMED and Galen agree that in the event that JMED should fail or refuse to close or perform in accordance with this Agreement, JMED shall be liable to Galen for liquidated damages in the amount of $20,000,000 unless Galen shall, on or prior to August 31, 1997, agree to a similar transaction or sale of the stock or assets of Daniels with a third party at a price equal to or in excess of $80,000,000 in which event Galen shall be receive actual damages in lieu of such liquidated damages.

         X       MISCELLANEOUS

         10.1     Entire Agreement.        This Agreement, together with the
Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

         10.2    Amendments.      This Agreement may be amended by the parties
hereto at any time prior to the Closing Date by action taken by, or pursuant to authority delegated by, their respective Boards of Directors, provided, however, that from and after the date of approval and adoption of this Agreement and the transactions contemplated hereby by holders of Galen Stock in accordance with the general corporation law of the State of Florida, no amendment which shall reduce the number of shares of Jones Stock issuable in consummation of the transactions contemplated hereby shall be effective without the ratifying consent of holders of a majority of the Galen Stock. The execution and acceptance, at or prior to the Closing Date, of any Exhibit in a form other than the form attached hereto shall evidence such party's consent to any amendment inherent in such executed Exhibit.

         10.3    Captions and Headings.    All Article headings or paragraph
captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience of reference only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         10.4    No Third-Party Rights; Exceptions.         Except for the
registration rights granted by JMED in Article II of this Agreement, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any person or entity not a party to this Agreement. Notwithstanding anything in this Agreement to the contrary, JMED agrees that each former shareholder of Galen receiving Common Stock of JMED pursuant to the transactions contemplated by this Agreement (including, without limitation, shares received by Realco whether or not such shares are distributed by Realco to any former shareholder of Galen) shall be deemed parties to this Agreement for the purpose of enforcing rights granted by JMED in Article II and that the obligations of JMED under such Article II survive the Closing Date.

         10.5    Counterparts.    This Agreement may be executed in any number
of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         10.6    Governing Law.   This Agreement shall be governed and
construed in accordance with the laws of the State of Missouri excluding any choice of law rules which may direct the application of the law of another state; provided, however, that matters of law concerning the internal corporate affairs of JMED, JGD, Galen and Daniels, respectively, shall be governed by the general corporation laws of their respective states of incorporation.

         10.7    Successors and Assigns.   This Agreement shall be binding upon
and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights, duties or obligations hereunder prior to the Closing Date without the prior written consent of each other party, which consent may be withheld in the
other's sole discretion.   No assignment of this Agreement or of any rights
hereunder shall relieve the assigning party of any of its obligations or liability hereunder.

         10.8    Survival of Representations, Warranties and Covenants.
The representations and warranties made in this Agreement by Galen and Daniels shall not survive the Closing Date, provided, however, that the non-survival of such representations and warranties shall not void or otherwise invalidate the indemnification of JMED by the Principal Holders as and to the extent provided in Exhibit III hereto. The representations and warranties of JMED in this Agreement and the covenants of JMED in Article II of this Agreement shall survive the Closing Date for a period of three (3) years.

         10.9    Notices.         All notices or other communications required
or permitted to be given hereunder shall be deemed validly given if in writing and sent (i) by certified United States Mail, postage prepaid, return receipt requested, (ii) by prepaid independent overnight courier or delivery service, or (iii) by confirmed tele-facsimile communication with receipt acknowledged from the receiving machine, and addressed as follows:

         If to Galen or Daniels, as follows:

                 Galen Drugs of Florida, Inc.
                 2517  Twenty-fifth Avenue North
                 St. Petersburg, Florida  33713
                 Attn: President
                          facsimile:       813-323-3893

         With a copy to:

                 Annis, Mitchell, Cockey, Edwards & Roehn, P.A.
                 Suite 2100
                 One Tampa City Center Building
                 (or Post Office Box 3433)
                 Tampa, Florida  33601
                 Attn:  Joseph W. N. Rugg, Esq
                          facsimile:       813-223-9067

         If to JMED or JGD, as follows:

                 Jones Medical Industries, Inc.
                 1945 Craig Road
                 St. Louis, Missouri 63146
                 Attn:  President
                          facsimile:       314-469-5749

         With a copy to:

                 Greensfelder, Hemker & Gale, P.C.
                 2000 Equitable Building
                 10 South Broadway
                 St. Louis, Missouri  63102
                 Attn:  Edward A. Chod, Esq.
                          facsimile:       314-241-8624

or in any case to such other address or addresses as hereafter shall be furnished by any party hereto to the other party.

         10.10   Severability.    If any provision of this Agreement is found
or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provision(s) thereof, shall be reformed by a court of competent jurisdiction so as to effect insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unable or unwilling to effect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

         10.11   Expenses.        Except as otherwise specifically provided in
this Agreement, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of this Agreement and the transactions contemplated hereby.

         10.12   Extension; Waiver.        At any time prior to the Closing
Date, a party hereto may (i) extend the time for performance of any of the obligations or other acts which obligations or acts are conditions to the party granting such extension, (ii) waive any inaccuracies in the representations and warranties made to such party in this Agreement or in any document delivered pursuant hereto, or (iii) waive compliance by another party with respect to any agreements or covenants in favor of the party granting such waiver. Any agreement on the part of a party hereto to grant any such extension or waiver shall be valid if set forth in an instrument in writing signed by such party.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

GALEN DRUGS OF FLORIDA, INC                JONES MEDICAL INDUSTRIES, INC.


By THOMAS B. DANIELS, JR.                  By  DENNIS M. JONES
  ---------------------------------          ----------------------------------
Name:  Thomas B. Daniels, Jr.                Name:  Dennis M. Jones
Title:    President                          Title:  Chairman & President

DANIELS PHARMACEUTICALS, INC.


By THOMAS B. DANIELS, JR.
  ---------------------------------
Name:  Thomas B. Daniels, Jr.
Title:   Vice President

                      PLAN OF REORGANIZATION AND AGREEMENT

                                   SCHEDULES

Schedule 3.6              Operations of Galen and Daniels pending Closing

Schedule 7.1              Organization of Galen and its Subsidiaries

Schedule 7.2              Capitalization
Schedule 7.3              Affiliated Companies

Schedule 7.4              Related Parties

Schedule 7.6              Taxes

Schedule 7.7              Certain Contracts and Commitments
Schedule 7.9              Certain Conduct

Schedule 7.10             Litigation

Schedule 7.11             General Contracts

Schedule 7.12             Applicable Laws and Governmental Authorizations
Schedule 7.13             NDAs, ANDAs and Product Information

Schedule 7.14             Title to Properties

Schedule 7.15(a)          Owned Real Estate

Schedule 7.15(b)          Leased Real Estate
Schedule 7.15(c)          Real Estate Representations and Warranties

Schedule 7.16             Employee Benefit Plans and ERISA

Schedule 8.2              Intellectual Property

Schedule 8.3              Insurance
Schedule 8.4              No Conflict with Other Agreements or Instruments

Schedule 8.5              Certain Conduct

Schedule 8.6              Customers
Schedule 8.7              Employee Relations

Schedule 8.10             Environmental Matters

Schedule 8.11             Listing of Outside Consultants and Professionals

                                    EXHIBITS


Exhibit I                 Real Estate Purchase Contract

Exhibit II                Galen Interim Statements

Exhibit III               Indemnification and Escrow Agreement
Exhibit IV                Agreements of Principal Holders

Exhibit V                 Agreements of Affiliates

Exhibit VI                Legal Opinion - Annis Mitchell

Exhibit VII               Legal Opinion - Greensfelder,Hemker & Gale, P.C.

Exhibit VIII              Financial Statements





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